EXHIBIT 99.3

For Immediate Release

September 3, 2008

Amiworld Signs $56 Million Contract to Supply

Petroleum Diesel to Colombia’s C.I. Vanoil, S.A.

One Year Contract to Commence Immediately

NEW YORK – September 3, 2008 – Amiworld, Inc. (OTCBB: AMWO), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies, today announced that its subsidiary Odin Petroleum Ltd. entered into an agreement to supply petroleum diesel to Colombian-based C.I. Vanoil, S.A.. The total value of the contract is estimated to be in excess of $56 million (US), based upon the current market price of diesel.

Under the terms of the agreement Amiworld will sell 36,000 barrels of diesel to Vanoil on a monthly basis for a period of one year commencing immediately. The terms of this agreement provide for the delivery of 450,000 gallons of diesel daily to Vanoil’s plant located in Cartagena, Colombia, at a price equal to the then current price of diesel established by Platt’s No. 2 US Gulf Oil, minus $.20 per gallon. Vanoil is obligated to pay 50% of the monthly purchase price prior to delivery, with the remaining 50% due upon inspection and acceptance of the product by Vanoil.

“This landmark agreement will propel the growth of our company and position us to emerge as one of the world’s leading suppliers of fuel products and services. This agreement is extremely significant because this single sales contract will fulfill approximately 40% of our third quarter forecasted revenues of $13M and 62% of our fourth quarter forecasted revenues of $24M,”said Mamoru Saito, Chief Executive Officer of Amiworld. “To meet the growing worldwide demand for fuel products, we are continuing to execute our expansion plans which call for a tripling of our production of petroleum diesel and biodiesel by Q4 2008 and 2009, respectively. In addition, we will seek acquisition opportunities to further our company’s development while enhancing shareholder value.”

About Amiworld, Inc.

Amiworld, Inc. is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art refining and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with a principal focus on economies in South America and Asia. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth organically and through strategic acquisitions.

Amiworld owns and operates the only government certified biodiesel plant in Colombia. The Company believes it is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Daniela Viola

Makovsky + Company

(212) 508-9676

dviola@makovsky.com